Exhibit 10.1

TRANSITIONAL SERVICE AND SEPARATION AGREEMENT

This Transitional Services and Separation Agreement (“Agreement”) is made as of January 23, 2019 between BioDelivery Sciences International, Inc. (the “Company”), and Ernest R. De Paolantonio (“De Paolantonio”). De Paolantonio and the Company may be collectively referred to as the “parties” or individually referred to as a “party.”

WHEREAS, De Paolantonio currently serves as the Company’s Chief Financial Officer;

WHEREAS, in connection with De Paolantonio’s separation, the Company desires to provide de Paolantonio with certain benefits in connection with De Paolantonio’s eventual departure; and

WHEREAS, the parties intend that this Agreement will set out the terms of De Paolantonio’s transition and separation from the Company and, except as specifically provided herein, this Agreement will fully supersede and replace any other agreements or understanding between the Company and De Paolantonio relating to payments or benefits in connection with the ending of De Paolantonio’s employment.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transition Period and Separation of Employment.

(a) De Paolantonio and the Company agree that De Paolantonio’s employment will terminate on 5:00 p.m. on April 30, 2019 (the “Planned Separation Date”), unless: (i) De Paolantonio resigns or (ii) De Paolantonio is terminated for Cause (as defined in that certain October 1, 2013 letter employment agreement (the “Employment Agreement”)). De Paolantonio’s employment may be extended by mutual agreement of the Company and De Paolantonio if: (i) the Company notifies De Paolantonio no later than sixty (60) days in advance of its intention to extend the last day of employment through a communication from its Chief Executive Officer (“CEO”) and (ii) De Paolantonio agrees in writing to such extension, in which case, the new date agreed upon for De Paolantonio’s separation shall be the “Extension Date”. The actual last date of De Paolantonio’s employment, whether it is the Planned Separation Date, the Extension Date or otherwise shall be the “Retirement Date” and the time period between the date he enters into this Agreement and the Retirement Date shall be referred to as the “Transition Period.” De Paolantonio shall be paid his full compensation and participate in full benefits through the Retirement Date at the same levels he received immediately before entering into this Agreement. For clarity and the avoidance of doubt, De Paolantonio shall be eligible for a grant of restricted stock units (“RSUs”) for performance in 2018 under the 2011 Equity Incentive Plan (the “Plan”), and an award of vested Common Stock (the “LTIP Stock”) for performance in 2018 under the Company’s Performance Long Term Incentive Plan (the “LTIP”), with the amount of such LTIP Stock to be determined and issued in accordance with the terms and provisions of the LTIP. In addition, to the extent De Paolantonio remains employed under this Agreement after the Planned Separation Date, then the Company shall reimburse De Paolantonio for his temporary housing expenses, including an amount to gross up such reimbursements for any income taxes imposed on such reimbursements.

(b) During the Transition Period, De Paolantonio will continue to serve as the Chief Financial Officer (or such other mutually agreeable title) on a regular full-time basis, subject to any modification and direction as to his duties as communicated to him by the CEO. During the Transition Period, the Company will be conducting an active search for a new Chief Financial Officer (the “Replacement CFO”) and De Paolantonio agrees to cooperate with the search as requested. If the Replacement CFO commences employment prior to the Retirement Date, De Paolantonio agrees to resign as Chief Financial Officer and serve as Senior Advisor for the period between the Replacement CFO’s state date and the Retirement Date, where the Company will continue to pay De Paolantonio’s salary and provide him benefits until the Retirement Date. De Paolantonio’s duties as Senior Advisor, as well as the location where he performs those duties, will be determined by the CEO or such other mutually agreeable location.

(c) Following the Retirement Date, De Paolantonio shall be permitted to consult with, be employed by, act as a director for, or otherwise be associated with, any other business, subject in all instances to the terms of this Agreement, that certain Confidentiality, Intellectual Property, and Non-Competition Agreement (the “Employee Non-Competition Agreement”), by De Paolantonio in favor of the Company.

(d) As provided by the specific terms of a Company benefit plan or as required by law, as of the Retirement Date, all of De Paolantonio’s benefits as an officer and employee of the Company shall terminate; provided, however, that De Paolantonio will be entitled to any and all vested rights as of the Retirement Date in any benefits, and to payment of his accrued but unused vacation balance, as of December 31, 2018, plus such additional amounts as may accrue in 2019 as of the Retirement Date in his last paycheck. Any accrued vacation balance as of December 31, 2018 shall not be diminished for any reason other than use of vacation. De Paolantonio will be entitled to any Company 40l(k) benefits in accordance with the terms and conditions of the applicable Company plans (noting that any 40l(k) deferrals and matching contributions will terminate as of the Retirement Date in accordance with the terms and conditions of those plans).

(e) Except as amended herein, De Paolantonio’s equity interests shall continue to be governed by the 2011 Equity Incentive Plan (the “Plan”) and his applicable award agreements (the “Equity Documents”), as amended herein and by the Change of Control provisions in the Employment Agreement.

2. Separation Benefits.

(a) Separation Payment. The Company shall pay De Paolantonio a one-time cash severance payment, subject to applicable deductions and withholdings, of $360,000.00 (the “Separation Payment”) representing one full year of his current base salary. The Company shall pay the Separation Payment within thirty (30) days of the Retirement Date, provided that De Paolantonio meets all of the Conditions described in Section 2(e).

(b) 2018 Annual Bonus. De Paolantonio shall remain eligible for his 2018 annual bonus. The total amount of the 2018 annual bonus shall be determined by the Board of Directors (the “Board”) in its sole discretion and will be paid on the date in 2019 upon which the Company pays 2018 annual bonuses to Company executives.

(c) Reimbursement for Costs of Continued Health Benefits. The Company shall reimburse De Paolantonio for the actual additional costs of continuation of De Paolantonio’s group health and dental insurance under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), at the same level in which he participated as of the Retirement Date, for up to three (3) months following the Retirement Date, provided that De Paolantonio shall bear full responsibility for applying for COBRA coverage, and nothing herein shall constitute a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health benefits. Notice of COBRA continuation benefits shall be provided under separate cover. Reimbursements under this Section 2(c) shall be made on a monthly basis beginning in the month after the Separation Payment under Section 2(a) is paid. De Paolantonio shall not be entitled to a cash payment or other benefit in lieu of the reimbursements provided for herein or for amounts in excess of the actual costs of premiums for the coverages hereunder.

(d) Enhanced Equity Treatment.

(i) Stock Options. Notwithstanding anything to the contrary in the Plan or the applicable equity award agreements, the Company shall deem De Paolantonio’s separation from service a “Retirement” (as defined in the Plan) in order to extend the option exercise period through the remainder of the Option Period (as defined in the Plan) for the vested options under De Paolantonio’s October 1, 2013 Incentive Stock Option award, it being understood that any Incentive Stock Option held by De Paolantonio shall be treated as a Nonqualified Stock Option if exercise is not undertaken within 90 days of the Retirement Date.

(ii) Restricted Stock Units. The parties acknowledge that De Paolantonio has been granted restricted stock units (“RSUs”) under the Plan, a portion of which vest subject solely to the passage of time (“Time Vesting RSUs”) and a portion of which vest based on achievement of performance metrics (“Performance Vesting RSUs”). Subject to De Paolantonio’s service through the Retirement Date, all Time Vesting RSUs which, by their terms, would have vested had De Paolantonio remained in service with the Company through December 31, 2020, shall be deemed vested as of the Retirement Date, and any Time Vesting RSUs which, by their terms, vest following December 31, 2020 shall be deemed forfeited as of the Retirement Date. Subject to De Paolantonio’s service through the Retirement Date, all Performance Vesting RSU’s shall remain outstanding and eligible to vest with respect to the Company’s performance through December 31, 2020 (which performance shall be determined in early 2021) and, any Performance RSUs that do not vest based upon performance through December 31, 2020 shall be forfeited.

(e) Conditions for Receiving the Separation Benefits. In order to receive the Separation Benefits described above in Sections 2(a)-(d), De Paolantonio must satisfy the following “Conditions”: (i) enter into and not revoke this Agreement; (ii) remain actively employed by the Company through the Planned Separation Date, or the Extension Date, if applicable ; provided, however, that if De Paolantonio is terminated without Cause by the Company earlier, he shall be entitled to the Separation Benefits; provided that De Paolantonio need only remain active through December 31, 2018, to be eligible to receive a 2018 annual bonus pursuant to Section 2(b); and (iii) sign and return the Supplemental Release attached as Exhibit A within 10 days after the Retirement Date, provided this Condition will not be required for De Paolantonio to be eligible to receive a 2018 Annual Bonus pursuant to Section 2(b).

(f) Change of Control. In the event a Change of Control takes place (as defined by the Employment Agreement), on or before the Retirement Date, he shall be entitled to the “Change of Control Benefits” provided for in his Employment Agreement, less any payments and/or benefits he is entitled to receive under this Agreement,.

(g) Expense Reimbursement. De Paolantonio will receive payment for all approved and outstanding expense reports owed in connection with appropriate business expenses through the Retirement Date. All requests for reimbursements shall be submitted no later 10 days after the Retirement Date, and reimbursements shall be provided within thirty (30) days.

3. Release of Claims.

(a) De Paolantonio Initial Release. Inconsideration of the mutual agreements and covenants herein contained, by signing this Agreement, De Paolantonio knowingly and voluntarily releases and forever discharges the Company and its affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Company Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which De Paolantonio has or may have against the Company or any Company Released Parties as of the date of execution of this Agreement, including, but not limited to: (i) any claims, whether statutory, common law, or otherwise, arising out of the terms or conditions of his employment at the Company; (ii) any claims, whether statutory, common law, or otherwise, arising out of the facts and circumstances of his employment and the termination of his employment at the Company; (iii) any claims for breach of contract, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, and any other common law contract and tort claims; (iv) any claims for unpaid or lost benefits or salary, bonus, vacation pay, severance pay, or other compensation; (v) any claims for attorneys’ fees, costs, disbursements, or other expenses; (vi) any claims for damages or personal injury; (vii) any claims of employment discrimination, harassment or retaliation, whether based on federal, state, or local law or judicial or administrative decision; and (viii) any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. (as amended); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, Pub. Law No. 102-166; the National Labor Relations Act, 29 U.S.C. § 151, et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act, claims under North Carolina or other state laws, including, but not limited to, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, and/or any other federal, state or local statute, law, ordinance, regulation or order, or the common law, or any self-regulatory organization rule or regulation. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of the foregoing release. It is the intent of the parties by the foregoing release, De Paolantonio is giving up all rights, claims, and causes of actions against the Company Released Parties which accrued prior to the Effective Date (defined below), whether or not he is aware of them and whether or not any damage or injury has yet occurred. This release does not include either Party’s right to enforce the terms of this Agreement. In connection with this release provision, De Paolantonio does not waive his right to file a charge or participate in any investigation or proceeding of any federal, state or local governmental agency or commission, including the Equal Employment Opportunity Commission, the National Labor Relations Board, and the Securities and Exchange Commission, nor does anything contained in this Agreement apply to truthful testimony in litigation. To the extent permitted by law, De Paolantonio agrees that if such a claim is made, De Paolantonio shall not be entitled to recover any individual monetary relief or other individual remedies should any administrative agency pursue any claim on his behalf. Nothing in this Agreement extinguishes any claims De Paolantonio may have: (i) against the Company for breach of this Agreement; (ii) against any of the Company Released Parties for any claims arising from events that occur following the Effective Date; or (iii) related to the Company’s obligation, if any, to indemnify De Paolantonio as an officer of the Company, including under any directors’ and officers’ liability policy maintained by the Company.

(b) Company Initial Release. In consideration of the mutual agreements and covenants herein contained, by signing this Agreement, the Company knowingly and voluntarily releases and forever discharges De Paolantonio, his affiliates, and his attorneys and representatives (collectively referred to throughout the remainder of this Agreement as “De Paolantonio Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which the Company has or may have against De Paolantonio or any De Paolantonio Released Parties as of the date of execution of this Agreement, including, but not limited to, (i) any claims, whether statutory, common law, or otherwise; (ii) any claims for breach of contract, breach of fiduciary duty, conversion, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, and any other common law contract and tort claims; (iii) any claims for attorneys’ fees, costs, disbursements, or other expenses; and (vi) any claims for damages; provided, however, that expressly excluded from such released claims are (A) claims arising out of De Paolantonio’s capacity as an officer or employee of the Company for fraud, criminal acts, intentional misconduct or actively concealed grossly negligent acts, and (B) any claims relating specifically to De Paolantonio’s actions or omissions as a director of the Company. The enumeration of specific rights, claims, and causes of action being released should not be construed to limit the general scope of the foregoing release. It is the intent of De Paolantonio and the Company that by the foregoing release, the Company is giving up all rights, claims, and causes of actions against the De Paolantonio Released Parties which accrued prior to the effective date hereof, whether or not he is aware of them and whether or not any damage or injury has yet occurred. This release does not include either Party’s right to enforce the terms of this Agreement. Nothing in this Agreement extinguishes any claims the Company may have: (i) against De Paolantonio for breach of this Agreement or the Supplemental Release Agreement; or (ii) against any of the De Paolantonio Released Parties for any claims arising from events that occur following the Effective Date.

(c) Supplemental Release. Additionally, on the Retirement Date, or within ten (10) days thereafter, De Paolantonio and the Company agree to execute and deliver to the other party a Supplemental Release Agreement in the form attached as hereto as Exhibit A containing a general release of claims co-extensive and substantially similar with the release set forth above to include a release of all claims through and including the Retirement Date.

4. Affirmations. De Paolantonio hereby affirms, represents and warrants:

(a) he has not filed, caused to be filed, or presently is a party to any claim against any Company Release Party;

(b) except for the payments and benefits provided for in this Agreement, he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which De Paolantonio may be entitled;

(c) he has been granted and received any and all leaves (paid or unpaid) to which he may have been entitled during his employment, including any leave to which he was entitled under the Family and Medical Leave Act or local leave or disability accommodation laws;

(d) he has no known workplace injuries or occupational diseases;

(e) he has not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud;

(f) this Agreement states fully all agreements, understandings, promises, and commitments as between himself and the Company relating to the termination of De Paolantonio’s employment;

(g) in deciding to sign this Agreement, he has not relied on any representations, statements, agreements, understandings, promises, or commitments that are not expressly set forth in this Agreement;

(h) he has reviewed this Agreement in its entirety;

(i) he has been afforded at least twenty-one (21) calendar days within which to consider this Agreement and that he has, by this Agreement, been advised in writing to consult with legal counsel before signing this Agreement;

(j) should he choose to sign this Agreement before the expiration of twenty-one (21) days, or choose not to consult legal counsel, he does so freely and knowingly, and waives any and all claims that such action or inaction would affect the validity of this Agreement; and

(k) any changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.

5. Nondisparagement. Neither Company nor De Paolantonio shall make or endorse any disparaging, derogatory, adverse, and/or otherwise negative remarks and/or statements (whether oral, written, or otherwise) concerning the other party or the Company’s products, current or former officers, directors, partners, shareholders, investors, business partners or employees. These non-disparagement obligations shall not in any way affect either party’s obligation to provide truthful information as required by law.

6. No Modifications; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both parties. This Agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein; provided that the Employee Non-Competition Agreement, the Change in Control provisions in the Employment Agreement (as amended herein), and the Equity Documents shall remain in full force and effect. The parties acknowledge that, in deciding to enter into this Agreement, they have not relied upon any statements not written in this Agreement.

7. Enforcement

(a) Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law. Any and all claims, controversies, and causes of action arising out of this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of North Carolina, including its statutes of limitations, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

8. Revocation. De Paolantonio may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement (the “Revocation Period”). In order to revoke this Agreement, De Paolantonio must state his desire to revoke in writing and e-mail said writing to Lauren Kiser at lkiser@bdsi.com on or before the seventh (7th) day after execution. Additionally, a confirmation of said revocation must be mailed, post-marked on or before the seventh day after execution, to Lauren Kiser at 4131 ParkLake Avenue, Ste. 225, Raleigh, North Carolina 27612. This Agreement shall become effective on the first day following the expiration of the Revocation Period (the “Effective Date”).

9. Section 409A of the Internal Revenue Code.

(a) Parties’ Intent. The parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause De Paolantonio to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of De Paolantonio , use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to De Paolantonio and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company.

(b) Release Requirement. If a payment that is deferred compensation subject to Section 409A is subject to satisfaction of a release requirement and the period for satisfying the release requirement begins in one calendar year and ends in the following calendar year (the “Release Satisfaction Period”), then any amount becoming payable during the Release Satisfaction Period shall not be paid until the later calendar year.

(c) Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(d) Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i) since De Paolantonio is a Specified Employee thereunder, then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of De Paolantonio’s Separation from Service (as defined by Section 409A) (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to De Paolantonio during the 409A Delay Period shall not commence until, and shall be made to De Paolantonio in a lump sum cash amount on the first business day after the date that is six (6) months following De Paolantonio’s Separation from Service and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following De Paolantonio’s Separation from Service.

10. Defend Trade Secrets Act. Pursuant to the federal Defend Trade Secrets Act of 2016, De Paolantonio shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Miscellaneous.

(a) If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Employee Non-Competition Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(b) The Parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c) This Agreement shall inure to the benefit of and shall be binding upon De Paolantonio, his heirs, administrators, representatives, and executors, and upon the successors and assigns of the Company. De Paolantonio may not (except by operation of law upon his death) assign or delegate his rights or obligations under this Agreement without the written consent of the Company. The Company’s payment obligations to De Paolantonio set forth in Section 2 shall survive his death or disability prior to the Retirement Date and, in the event of his death, will be paid to his heirs and assigns as applicable.

(d) The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

(e) This Agreement may be executed in any number of counterparts. PDF and facsimile signatures shall have the same legal effect as originals.

DE PAOLANTONIO ACKNOWLEDGES THAT HE HAS HAD OVER TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT WHICH CONTAINS A GENERAL RELEASE AND HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT AND GENERAL RELEASE

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS CONTAINED HEREIN, DE PAOLANTONIO FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY.

The parties have executed this Agreement as of the dates set forth below.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Herm Cukier
Its:	Chief Executive Officer
Date:	January 25, 2018

/s/ Ernest R. De Paolantonio
Ernest R. De Paolantonio

Date:	January 23, 2018

Exhibit A

Supplemental Release

As a conditions of receiving the benefits as set forth in the Transitional Services and Separation Agreement, dated January 23, 2019 (the “Agreement”) between Ernest R. De Paolantonio and BioDelivery Sciences International, Inc. (the “Company”), Mr. De Paolantonio and the Company hereby extends Section 3 of the Agreement (“Release of Claims”) to any claims that may have arisen between the date Mr. De Paolantonio and the Company entered into the Agreement and their signature dates below. This Supplemental Release must be entered into within ten (10) days after the Retirement Date (as that term is defined in the Agreement).

Ernest R. De Paolantonio	Date

BioDelivery Sciences International, Inc	Date: ______________________